Exhibit 99.1

NEWS	CONTACT:	Terri MacInnis, Dir. of Investor Relations Bibicoff & Associates, Inc. 818.379.8500 terrimac@bibicoff.com

SCOLR Pharma Reports Second Quarter and Six-Month Results

BELLEVUE, WA., August 12, 2005 – SCOLR Pharma, Inc. (Amex: DDD) today reported financial results for the second quarter and six-month periods ended June 30, 2005 . For the second quarter 2005, the Company reported an operating loss of $(2,028,780), and a net loss of $(1,874,304), or $(0.05) per share (basic and diluted), as compared with an operating loss of $(1,017,861), and a net loss of $(931,090), or $(0.03) per share (basic and diluted), for the second quarter in 2004.

For the six months ended June 30, 2005, SCOLR Pharma reported an operating loss of $(3,893,270), and a net loss of $(3,642,155), or $(0.11) per share (basic and diluted), as compared with a loss from operations of $(1,928,062), and a net loss of $(1,845,694), or $(0.06) per share (basic and diluted) for the six-month period last year.

As a specialty pharmaceutical company, SCOLR Pharma’s business depends upon the successful development and application of its proprietary Controlled Delivery Technology (CDT®)-based drug delivery platform. SCOLR Pharma has announced development programs for six products, including extended release versions of ibuprofen and pseudoephedrine (12 and 24 hour) and a combination of ibuprofen/pseudoephedrine. In addition, SCOLR Pharma is developing CDT versions of raloxifene and ondansetron to demonstrate the effectiveness of its amino acid technology.

SCOLR Pharma’s drug delivery business generates revenue from CDT based sales in the dietary supplement markets, including sales by national retailers such as Wal-Mart, General Nutrition Centers and Trader Joes. Royalty revenue for the three- and six-month periods ended June 30, 2005 were $155,384 and $ 243,292, respectively, as compared with $110,852 and $244,146 for the same periods in 2004. Royalty revenues do not include additional royalties for sales reported by the buyer of the Company’s probiotics business which was sold at the end of 2003. These additional royalties are derived primarily from CDT-based dietary supplement products sold by the purchaser and are applied to the note receivable from that sale upon receipt. Royalty amounts from the purchaser of the probiotics division were $61,843 and $167,795 for sales during the three month and six months periods of 2005 as compared to $52,305 and $118,491 for the comparable periods of 2004.

As previously announced, SCOLR Pharma is now in position to pursue additional licensing opportunities or strategic alliances for sales of such supplements and nutritional products, having recently completed a restructuring of its agreements with the purchaser of the probiotics division.

SCOLR Pharma’s strategy includes a significant commitment to research and development activities in connection with the growth of its drug delivery program. During the first six months of 2005, spending on research and development increased to $2,644,514 as compared with $721,563 during the same period in 2004. Sales, general and administrative costs all increased during the first six

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DDD REPORTS Q2 AND SIX-MONTH RESULTS	PAGE TWO

months of 2005, as the Company scaled up operations to support its efforts to commercialize its potential products. SCOLR Pharma will continue to incur substantial operating losses for the foreseeable future as it develops its technology and moves forward with its efforts to commercialize its CDT platform.

Daniel O. Wilds, President and CEO, stated that, “Our operating results continue to be directly attributable to the costs of developing our drug delivery business. With more than $ 17 million in cash and cash equivalents and exciting progress on our development programs, we believe we are in excellent position to advance our product development candidates and evaluate additional drugs as potential candidates for expanding our growing portfolio of CDT applications. We are continuing discussions with potential strategic partners to assist with the commercialization of our developing products.”

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company leveraging formulation expertise and its patented CDT platform to introduce distinctive and novel OTC products, prescription drugs and dietary supplements. SCOLR Pharma’s CDT drug delivery platform provides distinctive products with tangible benefits for the consumer and competitive commercial advantages for licensees. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. We believe that our cash on hand, including our cash equivalents, will be sufficient to fund our drug delivery business at planned levels through the third quarter of-2006. However, we will need to raise additional capital to fund operations, conduct clinical trials, continue research and development projects, and commercialize our product candidates. Our product development costs may also increase if we experience delays in testing or approvals, which could allow our competitors to bring products to market before we do and would impair our ability to commercialize our products. A number of other factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Copyright ©2005 SCOLR Pharma, Inc. All Rights Reserved.

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DDD REPORTS Q2 AND SIX-MONTH RESULTS	PAGE THREE

FINANCIAL HIGHLIGHTS

Second Quarter Ended June 30,	2005	2004
Royalty Revenue	$155,834	$110,852
Net (Loss) from Operations	(2,028,780)	(1,017,861)
Net (Loss)	(1,874,304)	(931,090)
(Loss) Per Share, Basic & Diluted	(0.05)	(0.03)
Weighted Avg. Shares Outstanding	34,551,703	30,387,772

Six Months Ended June 30,	2005	2004
Royalty Revenue	$243,292	$244,146
Net (Loss) from Operations	(3,893,270)	(1,928,062)
Net (Loss)	(3,642,155)	(1,845,694)
(Loss) Per Share, Basic & Diluted	(0.11)	(0.06)
Weighted Avg. Shares Outstanding	32,182,734	29,014,951

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Tel: (818) 379-8500	Fax: (818) 379-4747	15165 Ventura Blvd., #425, Sherman Oaks, CA 91403